SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant                      X
Filed by a party other than the registrant   _

Check the appropriate box:

_        Preliminary proxy statement

x        Definitive proxy statement

_        Definitive additional materials

_        Soliciting material pursuant to Rule 14a-11(c) or 14a-12


                              CAVALIER HOMES, INC.

                (Name of Registrant as Specified in Its Charter)



                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

x $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2).

_ $500 per each party to the controversy pursuant to Exchange Act Rule 14a(6)(i)(3)

_        Fee computed on table below per Exchange Act Rules 14a(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                           ____________________________________

        (2)      Aggregate number of securities to which transaction applies:
                           ____________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                           ____________________________________

        (4)      Proposed maximum aggregate value of transaction:
                           ____________________________________


_ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:
                           ____________________________________

         (2)      Form, schedule or registration statement no.:
                           ____________________________________

         (3)      Filing party:
                           ____________________________________

         (4)      Date filed:
                           ____________________________________

                              CAVALIER HOMES, INC.

                               POST OFFICE BOX 300
                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540

                                 March 25, 1996

Dear Stockholder:

         You are cordially invited to join us at our 1996 Annual Meeting of Stockholders to be held on Wednesday, May 15, 1996, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama. At the meeting, we will consider the election of directors, the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company, the approval of three new plans relating to compensation, stock incentives and similar benefits for officers and employees and of amendments to the existing plan providing for stock options for nonemployee directors, and any other business as may properly come before the Annual Meeting.

         Stockholders of the Company who are unable to be present personally at the Annual Meeting may vote by proxy. The enclosed Notice and Proxy Statement contain important information concerning the matters to be considered, and we urge you to review them carefully. You will also find enclosed a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995, which we encourage you to read.

         It is important that your shares be voted whether or not you plan to be present at the meeting. Whether you plan to attend or not, please complete, sign, date and return the enclosed form of proxy promptly so that the Company may be assured of the presence of a quorum at the Annual Meeting. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

         We look forward to seeing you on May 15.

                                Sincerely yours,

                              CAVALIER HOMES, INC.





                                Barry B. Donnell
                              Chairman of the Board





                                 Jerry F. Wilson
                      President and Chief Executive Officer

                              CAVALIER HOMES, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 1996



TO THE STOCKHOLDERS OF CAVALIER HOMES, INC.:


         The Annual Meeting of Stockholders of Cavalier Homes, Inc., a Delaware corporation (the "Company"), will be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 15, 1996, at 10:00 A.M., C.D.T. for the following purposes:

     (1)  To elect five directors;

     (2) To consider the ratification and approval of the appointment by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company;

     (3) To consider the approval of the Cavalier Homes, Inc. Employee Stock Purchase Plan;

     (4) To consider the approval of the Cavalier Homes, Inc. 1996 Key Employee Stock Incentive Plan;

     (5) To consider the approval of the Cavalier Homes, Inc. Executive Incentive Compensation Plan;

     (6) To consider the approval of amendments to the Cavalier Homes, Inc. 1993 Amended and Restated Nonemployee Directors Stock Option Plan; and

     (7) To transact such other business as may properly come before the meeting.

Details respecting these matters are set forth in the accompanying Proxy Statement.

         Holders of record of the Common Stock of the Company at the close of business on March 20, 1996 are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of the Company who are entitled to vote at the Annual Meeting will be available for inspection at 2000 B SouthBridge Parkway, Birmingham, Alabama for a period of 10 days prior to the Annual Meeting and at the Annual Meeting. The meeting may be adjourned from time to time without notice other than such notice as may be given at the meeting or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjourned meeting.

         You are cordially invited to attend the Annual Meeting of the Stockholders of your Company, and we hope you will be present at the meeting.

WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A postage-paid envelope is enclosed for your convenience in returning your proxy to the Company.

                       BY ORDER OF THE BOARD OF DIRECTORS




                          David A. Roberson, Secretary








Post Office Box 300
Highway 41 North and Cavalier Road
Addison, Alabama 35540
March 25, 1996

                              CAVALIER HOMES, INC.

                               POST OFFICE BOX 300
                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540



                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 1996



         The accompanying proxy is solicited on behalf of the Board of Directors of Cavalier Homes, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 15, 1996, at 10:00 A.M., C.D.T. This Proxy Statement and the enclosed form of proxy are first being mailed or given to stockholders on or about March 25, 1996.


                               GENERAL INFORMATION

Outstanding Voting Shares; Voting Procedures

         Holders of record of the Common Stock of the Company outstanding at the close of business on March 20, 1996, are entitled to notice of, and to vote at, the Annual Meeting. A total of 9,158,204 shares of Common Stock were outstanding on such date and will be entitled to vote at the Annual Meeting. Each holder of shares of Common Stock entitled to vote has the right to one vote for each share held of record on the record date for each matter to be voted upon. The shares shown as outstanding on March 20, 1996 reflect the three-for-two split of the Common Stock effected on February 15, 1996. All references to numbers of shares shown in this Proxy Statement have been adjusted to reflect this split.

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company entitled to vote, consisting of at least 4,579,103 shares, is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. In accordance with the Bylaws of the Company, the five nominees receiving the highest vote totals will be elected as directors of the Company. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the outcome of the election of directors at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for approval of all other matters except the Cavalier Homes, Inc. Executive Incentive Compensation Plan. Abstentions will be included for purposes of determining whether the requisite number of affirmative votes has been cast with respect to the approval of each of such matters and, accordingly, will have the same effect as a negative vote. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon is required for approval of the Cavalier Homes, Inc. Executive Incentive Compensation Plan. Abstentions with respect to such matter will not be included in the vote total and will have no effect on the outcome of the vote. Broker non-votes and shares as to which proxy authority has been withheld with respect to such matters will not be considered as present and entitled to vote, and therefore will have no effect on the outcome of the vote.

Voting Your Proxy

         Proxies, in the form enclosed, properly executed by a stockholder and returned to the Board of Directors of the Company, with instructions specified thereon, will be voted at the Annual Meeting in accordance with such instructions. If no specification is made, a properly executed proxy will be voted in favor of:

     (i) The election to the Board of Directors of the five nominees named in this Proxy Statement;

     (ii) The ratification of action taken by the Board of Directors in selecting Deloitte & Touche LLP as independent public accountants for the Company;

     (iii)The approval of the  Cavalier  Homes,  Inc.  Employee  Stock  Purchase
          Plan;

     (iv) The approval of the Cavalier Homes, Inc. 1996 Key Employee Stock Incentive Plan;

     (v)  The  approval  of  the  Cavalier  Homes,  Inc.   Executive   Incentive
          Compensation Plan; and

     (vi) The approval of amendments to the Cavalier Homes, Inc. 1993 Amended and Restated Nonemployee Directors Stock Option Plan.

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration or action at the Annual Meeting other than the matters stated above. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

         A stockholder may revoke a proxy by notice in writing delivered to the Secretary of the Company, David A. Roberson, at any time before it is exercised. A proxy may also be revoked by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke a proxy previously given to the Company.

Costs of Solicitation

         The cost of soliciting proxies, including the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company may reimburse investment bankers, brokers and other nominees for their expenses incurred in obtaining voting instructions from beneficial owners of Common Stock held of record by such investment bankers, brokers and other nominees; however, the Company has not entered into any written contract or arrangement for such repayment of expenses. In addition to the use of mails, proxies may be solicited by personal interview, telephone or facsimile machine by the directors, officers and employees of the Company, without additional compensation.

                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide for a Board of Directors of not fewer than one nor more than 10 members, the exact number to be determined by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at five and proposes the election of the five persons listed below, each of whom has consented to being named and to serving in such capacity as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and shall have qualified. Unless otherwise directed, it is intended that shares of Common Stock represented by all proxies received by the Board of Directors will be voted in favor of the nominees listed below. Should any such nominee become unable or decline to accept election, which is not anticipated, it is intended that such shares of Common Stock will be voted for the election of such person or persons as the Board of Directors may recommend.

         The Board of Directors recommends a vote FOR the nominees listed below.

         The following table sets forth certain information concerning each nominee, each of whom is currently serving as a director and was previously elected by the stockholders. Each nominee has occupied the position indicated for at least the last five years.

Name                       Age   Principal Occupation             Director Since

Thomas A. Broughton, III   40    President of First                      1986
                                 Commercial Bank
                                 (a state banking corporation)

Barry B. Donnell           56    Chairman of the Board                   1986
                                 of the Company

Lee Roy Jordan             54    President of Lee Roy Jordan             1993
                                 Redwood Lumber Company
                                 (lumber supply business) and
                                 Southern Valve Services, Inc.
                                 (remanufacturer and installer
                                 of industrial valves)

John W Lowe                54    Partner, Lowe, Mobley &                 1984
                                 Lowe (law firm)

Jerry F. Wilson            56    President and Chief Executive           1984
                                 Officer of the Company

Information Regarding Board of Directors and Committees

         During 1995, the Board of Directors held five regular meetings and two meetings in which the directors participated by conference telephone. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served held in 1995.

         The Company currently pays each nonemployee director $2,500 and each director who is employed by the Company $1,250 for each regular Board meeting at which he is in attendance. Each director who participates in a telephone conference Board meeting receives $250 per meeting. Directors also receive $750 for attendance at each committee meeting held on a date when no Board meeting is held and $250 for each committee meeting held by conference telephone. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

         Pursuant to the Cavalier Homes, Inc. 1993 Amended and Restated Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan"), options to purchase 46,875 shares of Common Stock (as adjusted from 20,000 shares specified in the Nonemployee Directors Plan to reflect all stock splits since the adoption thereof) are granted to each nonemployee director upon first being elected to the Board of Directors. In addition to such initial grants, on January 15 of each year, each nonemployee director who has been serving as a director for the preceding calendar year receives an option to purchase 11,718 shares of Common Stock (as adjusted from 5,000 shares specified in the Nonemployee Directors Plan to reflect all stock splits since the adoption thereof). All such options are granted at an exercise price equal to the fair market value of the Common Stock, which is determined on the basis of the closing price of the Common Stock on the New York Stock Exchange on the date of grant. All options granted under the Nonemployee Directors Plan have a term of 10 years and are exercisable in whole or in part at any time beginning six months after the date of grant; provided, however, that no option is exercisable unless, at all times during the period from the date of grant and ending 12 months before the date of exercise, the optionee was a director of the Company. For a description of certain proposed amendments to the Nonemployee Directors Plan, see page 18 of this Proxy Statement.

     The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee.

         The Compensation Committee, which held four meetings during 1995, is currently composed of Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe. The Compensation Committee administers the Company's present stock option plans (other than the Nonemployee Directors Plan), fixes the compensation of the executive officers of the Company and will administer the Cavalier Homes, Inc. Employee Stock Purchase Plan if such plan is approved by the stockholders. In addition, the Compensation Committee will administer the Cavalier Homes, Inc. 1996 Key Employee Stock Incentive Plan, if such plan is approved by the stockholders, except for certain provisions thereof which, together with the Cavalier Homes, Inc. Executive Incentive Compensation Plan, if such plan is approved by the stockholders, will be administered by members of the Compensation Committee who are both "outside directors" and "disinterested directors," as described below. For a description of such proposed plans, see pages 5 through 18 of this Proxy Statement.

         The Audit Committee held two meetings during 1995. The Audit Committee is currently composed of Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe. The Audit Committee, among other things, recommends the selection each year of the Company's independent public accountants, reviews and evaluates the Company's financial statements for reliability and informativeness, reviews the external and internal audit procedures, scope and controls practiced by the Company's independent public accountants and its internal accounting personnel, and evaluates the services performed and fees charged by the Company's independent public accountants to determine, among other things, that the non-audit services performed by such auditors do not compromise their independence.

                    RATIFICATION AND APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has unanimously selected, subject to ratification and approval by the stockholders, the accounting firm of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 1996. Deloitte & Touche LLP has served as the Company's auditors for many years. Ratification of the selection of auditors is being submitted to the stockholders of the Company because the Board of Directors believes it is an important corporate decision in which stockholders should participate. If the stockholders do not ratify the selection of Deloitte & Touche LLP or if Deloitte & Touche LLP shall decline to act, resign or otherwise become incapable of acting, or if its engagement is otherwise discontinued, the Board of Directors will select other auditors for the period remaining until the 1997 Annual Meeting of Stockholders when engagement of auditors is expected to again be subject to ratification by the stockholders at such meeting.

         Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting and will be provided an opportunity to address the meeting and to answer appropriate questions from stockholders.

         The Board of Directors recommends a vote FOR ratification and approval of Deloitte & Touche LLP.


                  PROPOSAL TO APPROVE THE CAVALIER HOMES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

         Upon the recommendation of the Compensation Committee, and subject to stockholder approval, the Board of Directors has adopted the Cavalier Homes, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to which eligible employees of the Company and its subsidiaries will be entitled to purchase shares of Common Stock of the Company through payroll deductions. A summary of the essential features of the Stock Purchase Plan is set forth below but is qualified in its entirety by reference to the full text of the Stock Purchase Plan which was filed electronically with this Proxy Statement with the Securities and Exchange Commission (the "Commission"). Such text is not included in the printed version of this Proxy Statement.

Purpose

         The Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage and facilitate the acquisition of a proprietary interest in the Company by eligible employees. The purpose of the Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries with a financial incentive to advance the interests of the Company by affording them an opportunity to purchase Common Stock through accumulated payroll deductions. The Stock Purchase Plan is intended to qualify under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Proceeds from the sale of Common Stock under the Stock Purchase Plan will be used by the Company for its general corporate purposes.

Description of the Stock Purchase Plan

         Administration; Term of the Stock Purchase Plan. The Stock Purchase Plan provides for administration by the Compensation Committee or its delegate. All questions of interpretation or application of the Stock Purchase Plan are to be determined by the Compensation Committee, which has the power to establish and change rules and procedures with respect to the operation of the Stock Purchase Plan. Administrative or other costs will not be charged against the payroll deductions of a participant in the Stock Purchase Plan.

         The Stock Purchase Plan is to become effective on the date of its approval by the stockholders of the Company and is to remain in effect until all shares of Common Stock subject to it have been purchased.

         Offerings and Election Periods. Under the Stock Purchase Plan, the Company will conduct a series of six-month offerings of shares of Common Stock. Prior to the commencement of an offering, eligible employees will have a 30-day period during which they may elect to participate in such offering.

         Eligibility. Any person who, on the first day of an offering, has been employed for at least one year by the Company or any subsidiary of the Company designated by the Board of Directors as a participating entity, and who is customarily employed for at least 20 hours per week is eligible to participate in an offering. Eligible employees become participants in an offering by delivering to the Company an election form acknowledging their participation in the offering and authorizing payroll deductions during the payment period related to that offering. As of March 20, 1996, approximately 1,800 employees would be eligible to participate in the Stock Purchase Plan.

         Purchase Price. The price at which Common Stock will be sold to participating employees is 85% of the lesser of the market price per share of the Common Stock on (i) the first day of the payment period related to an offering or (ii) the last day of such payment period. The market price of the Common Stock on a given date is determined by reference to the closing sales price per share of the Common Stock reported by either (i) any national securities exchange on which the Common Stock is actively traded or (ii) The Nasdaq Stock Market on the date on which such fair market value is determined or, if Common Stock is not traded on such exchange or system on such date, then on the immediately preceding date on which Common Stock was traded on such exchange or system. On March 20, 1996, the closing price of the Common Stock on the New York Stock Exchange was $14.75.

         Payment of Purchase Price; Payroll Deductions. The total purchase price for shares is to be accumulated by payroll deductions over a six-month payment period, beginning on each January 1 and July 1. A participant's deductions may not exceed 10% of his compensation.

         Purchase of Common Stock; Exercise of Options. By executing an election form and thereby agreeing to participate in an offering, an employee is granted, as of the first day of the offering, an option to purchase shares of Common Stock. The maximum number of shares which a participant may purchase in an offering pursuant to the exercise of such option is that number of shares (including fractional shares) arrived at by dividing the amount withheld from compensation during the payment period by the purchase price of a share described above. Unless the employee's participation is discontinued, the option for the purchase of shares will be deemed to have been exercised automatically on the last day of the payment period at the applicable purchase price. A participant in the Stock Purchase Plan has no rights as a stockholder of the Company unless and until shares of Common Stock are issued to him.

         Notwithstanding the foregoing, (i) no employee may have more than $21,250 withheld from compensation pursuant to the Stock Purchase Plan during any calendar year; (ii) the Company may not grant an option to a participant which would permit him to purchase Common Stock with a fair market value greater than $25,000 during any calendar year; and (iii) the Company may not grant an option to an employee under the Stock Purchase Plan if, immediately after the grant, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining such percentage ownership, all options which have been granted to such employee will be considered to be outstanding. If the number of shares which would otherwise be purchased pursuant to the exercise of options exceeds the number of shares then available under the Stock Purchase Plan, a pro rata allocation of the shares remaining is to be made in an equitable manner.

         Withdrawal. A participant may discontinue his participation in an offering or may decrease the rate of payroll deductions at any time at least 30 days before the last day of a payment period. An employee who terminates or reduces his participation during a payment period may elect to participate in subsequent offerings.

         Termination of Employment. The termination of a participant's employment for any reason, other than retirement or death, during a payment period immediately cancels his or her participation in the Stock Purchase Plan. In such event, the payroll deductions credited to the participant's account will be returned without interest to such participant. A participant who retires during an offering or the beneficiary of a participant who dies during an offering may elect either to terminate or to continue participation in that offering.

         Restriction on Disposition. The Company desires to encourage employees to invest in and retain Common Stock. Accordingly, subject to the prior approval of the Internal Revenue Service, and upon at least 30 days notice to eligible employees, the Board of Directors may amend the Stock Purchase Plan to provide that any participant who sells or otherwise disposes of any shares purchased pursuant to the Stock Purchase Plan, other than as required by law, during the one-year period beginning on the date of such purchase, shall be deemed to have terminated his participation in the then-current offering and to have elected not to participate in the immediately subsequent offering.

         Shares Subject to the Stock Purchase Plan; Changes in Capitalization. Subject to adjustment as described herein, the total number of shares of Common Stock which may be sold pursuant to the exercise of options granted under the Stock Purchase Plan may not exceed 500,000, constituting approximately 5.5% of the shares of Common Stock outstanding as of March 20, 1996. In the Company's discretion, the Common Stock to be sold may be authorized but unissued shares or treasury shares. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number and class of shares of Common Stock available for issuance under the Stock Purchase Plan, and the class and purchase price of shares subject to outstanding options under the Stock Purchase Plan, are to be adjusted as may be appropriate.

         Nonassignability; No Right to Employment. No interest in or options granted to an employee under the Stock Purchase Plan may be sold, pledged, assigned or transferred for any reason. Participation in the Stock Purchase Plan does not give an employee any right to be employed by the Company or a subsidiary. The Stock Purchase Plan does not interfere with the Company's right to discharge an employee.

         Amendment and Termination of the Stock Purchase Plan. The Board of Directors may amend or terminate the Stock Purchase Plan at any time, but no amendment shall deprive a participant or beneficiary of any right or benefit which accrued prior to the date of such amendment. No amendment which increases the number of shares of Common Stock which may be purchased under the Stock Purchase Plan may be made without prior approval of the stockholders of the Company.

Federal Income Tax Consequences

         The general principles of federal income tax law that apply to the Stock Purchase Plan are summarized in the following discussion. All provisions of federal income tax law are subject to change. Currently, the maximum tax rate applicable to capital gain income of individuals is less than the maximum tax rate applicable to ordinary income. The following material, therefore, discusses the characterization of income under the various Stock Purchase Plan features as ordinary income or capital gain or loss. State and local tax consequences are beyond the scope of this summary.

         The Stock Purchase Plan is intended to qualify under Sections 421 and 423 of the Code, which provide that no income will be taxable to a participant until the shares of Common Stock purchased under the Stock Purchase Plan are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax owed will depend upon the holding period. Upon any sale or other disposition of the shares more than two years from the first day of the offering and more than one year from the date the shares are transferred to the participant, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. Upon the sale or other disposition of the shares before the expiration of either of these holding periods, the participant will recognize ordinary income for the taxable year of the disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

Participation in and Benefits Under the Stock Purchase Plan

         Participation in the Stock Purchase Plan is voluntary and is dependent on an eligible employee's election to participate and the level of his or her payroll deductions. Accordingly, it is not possible to predict the benefits that will be received by particular employees or groups of employees, or to determine the benefits that would have been received by or allocated to such persons for 1995 if the Stock Purchase Plan had been in effect.

Vote Required

         Approval of the Stock Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Recommendation

         The Board of Directors recommends a vote FOR approval of the Stock Purchase Plan.


                  PROPOSAL TO APPROVE THE CAVALIER HOMES, INC.
                     1996 KEY EMPLOYEE STOCK INCENTIVE PLAN

         Upon the recommendation of the Compensation Committee, which made such recommendation after consultation with a nationally-recognized compensation and employee benefits consulting firm engaged by the Company to review, and provide assistance regarding, the Company's executive incentive compensation program, and subject to stockholder approval, the Board of Directors has adopted the Cavalier Homes, Inc. 1996 Key Employee Stock Incentive Plan (the "Stock Incentive Plan"), pursuant to which key employees of the Company will be eligible for awards of stock options, stock appreciation rights, restricted stock and performance shares. A summary of the essential features of the Stock Incentive Plan is set forth below but is qualified in its entirety by reference to the full text of the Stock Incentive Plan which was filed electronically with this Proxy Statement with the Commission. Such text is not included in the printed version of this Proxy Statement.

Background and Purpose

         Over the past 10 years the Company has granted benefits under the (i) Cavalier Homes, Inc. Long Term Incentive Compensation Plan, (ii) Cavalier Homes, Inc. 1988 Nonqualified Stock Option Plan and (iii) Cavalier Homes, Inc. 1993 Amended and Restated Nonqualified Stock Option Plan (collectively, the "Prior Plans"). The Board of Directors continues to believe that long-term incentive compensation should be one of the fundamental components of compensation for the Company's key employees and that stock options and other stock-based incentives similar to those which have been available under the Prior Plans should continue to play an important role in encouraging employees to have a greater financial investment in the Company. The Board of Directors believes that the Stock Incentive Plan will help promote long-term growth and profitability by further aligning stockholder and employee interests.

         The purpose of the Stock Incentive Plan is to promote the interests of the Company by affording participants an opportunity to acquire a proprietary interest in the Company and by providing participants with long-term financial incentives for outstanding performance. If the Stock Incentive Plan is approved, the Compensation Committee will be afforded a great deal of flexibility in the types and amounts of awards that can be made and the terms and conditions applicable to those awards.

Description of the Stock Incentive Plan

         Number of Shares. The aggregate number of shares of Common Stock that will be available for grants under the Stock Incentive Plan is the sum of (i) 600,000 shares, constituting approximately 6.6% of the shares of Common Stock outstanding as of March 20, 1996; (ii) 1.5% of the Common Stock outstanding on January 1, 1997 and each January 1 thereafter; and (iii) shares of Common Stock which are subject to options granted under the Prior Plans but as to which such options may from time to time expire, lapse or be canceled or terminated. Upon the approval of the Stock Incentive Plan by the stockholders of the Company, no further options or other benefits are to be granted under the Prior Plans, but any options outstanding under such plans may be exercised in accordance with the terms thereof. All shares allocated to awards under the Stock Incentive Plan that are canceled or forfeited will be available for subsequent awards. In no event may a participant receive awards during any calendar year covering in the aggregate more than 100,000 shares.

         Administration; Term of the Stock Incentive Plan. The Stock Incentive Plan will be administered by the Compensation Committee, the members of which will be ineligible to receive awards. It is intended that the Compensation Committee will at all times be composed of "disinterested persons" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and that all of its members acting with respect to matters governed by Section 162(m) of the Code will be "outside directors" within the meaning of Section 162(m) of the Code. Under the Stock Incentive Plan, the Compensation Committee will have full power to (i) designate the key employees to receive awards from time to time, (ii) determine the sizes and types of awards, (iii) determine the terms and provisions of awards as it deems appropriate, (iv) construe and interpret the Stock Incentive Plan and establish, amend or waive rules and regulations relating to the administration of the Stock Incentive Plan, (v) amend the terms and provisions of any outstanding award to the extent such terms and provisions are within the discretion of the Compensation Committee and (vi) make all other decisions and determinations necessary or advisable for the administration of the Stock Incentive Plan. All determinations and decisions made by the Compensation Committee pursuant to the Stock Incentive Plan shall be final, conclusive and binding.

         The Stock Incentive Plan is to become effective on the date of its approval by the stockholders of the Company and is to remain in effect until all shares of Common Stock subject to it have been purchased or acquired. Notwithstanding the foregoing, no grants of incentive stock options ("ISOs") will be made under the Stock Incentive Plan after February 27, 2006.

         Eligibility. Only "key employees" of the Company and its subsidiaries will be eligible to participate in the Stock Incentive Plan. The fact that an employee is a director of the Company will not make him ineligible for an award unless he is a member of the Compensation Committee. The selection of key employees will be entirely within the discretion of the Compensation Committee. As of March 20, 1996, approximately 70 officers and other key employees would be eligible to participate in the Stock Incentive Plan. The concept of a "key employee" is, however, somewhat flexible and it is anticipated that such factors as the duties and responsibilities of employees, the value of their services, their present and potential contributions to the success of the Company and other relevant factors will be considered. Accordingly, the number of persons who ultimately may be eligible to participate in the Stock Incentive Plan is not presently determinable.

         Awards of Stock Options and Stock Appreciation Rights. The Stock Incentive Plan provides for the grant of options to purchase shares of Common Stock at option prices to be determined by the Compensation Committee as of the date of grant. For stock option awards intended to qualify as ISOs, the option price may not be less than the fair market value of shares of Common Stock on the date of grant. For such purpose "fair market value" means the average of the high and low sales price per share of the Common Stock as reported by either (i) any national securities exchange on which the Common Stock is actively traded or
(ii) The Nasdaq Stock Market on the day on which such fair market value is determined or, if Common Stock is not traded on such exchange or system on such date, then on the immediately preceding date on which Common Stock was traded on such exchange or system. On March 20, 1996, the closing price of the Common Stock of the Company on the New York Stock Exchange was $14.75. Each grant of options is to be evidenced by an award agreement which is to specify the option price, the term of the option, the number of shares subject to the option and such other provisions as the Compensation Committee may determine. The shares subject to an option may be purchased in such installments and on such exercise dates as set forth in the award agreement. Options granted under the Stock Incentive Plan will expire not more than 10 years from the date of grant. The award agreement will also set forth the extent (if any) to which the participant will have the right to exercise his options following termination of employment.

         Awards of options under the Stock Incentive Plan, which may be either ISOs (which qualify for special tax treatment) or non-qualified stock options ("NQSOs"), are to be determined by the Compensation Committee in its discretion. Notwithstanding the foregoing, the Compensation Committee may not grant ISOs to any participant that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the shares subject to such options, at the time of grant, exceeds $100,000.

         Payment for shares issued pursuant to the exercise of an option may be made either in cash or by tendering shares of Common Stock of the Company with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

         A participant granted an option under the Stock Incentive Plan will have no rights as a stockholder of the Company with respect to the shares subject to such option except to the extent shares are actually issued. Options may not be sold, transferred, pledged or assigned, except as otherwise provided by law or in an award agreement relating to NQSOs. The Compensation Committee may impose restrictions on the transfer of shares acquired pursuant to the exercise of options as it may deem advisable.

         The Stock Incentive Plan also provides for the grant of stock appreciation rights ("SARs"), either in tandem with stock options or freestanding, which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof as the Compensation Committee, in its discretion, shall determine with a value equal to the difference between
(i) the fair market value on the exercise date of the shares of Common Stock with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant or, if different, the exercise price of the related option in the case of a tandem SAR. With respect to a tandem SAR, the exercise of the option (or the SAR) will result in the cancellation of the related SAR (or option) to the extent of the number of shares in respect of which such option or SAR has been exercised.
         Awards of Restricted Stock and Performance Shares. The Stock Incentive Plan provides for the award of shares of restricted stock to such key employees and on such terms and conditions as determined from time to time by the Compensation Committee. The restricted stock award agreement to be entered into with the participant will contain the terms of the award, including the number of shares of restricted stock granted and the applicable period of restriction. Additional restrictions may include the continued service of the participant with the Company, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation Committee.

         The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in the custody of the Company until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge or assign shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights and will be credited with all dividends payable with respect to the restricted stock. Such dividends may be payable to the participant or subject to additional restrictions as determined by the Compensation Committee and set forth in the award agreement. The award agreement will also set forth the extent, if any, to which the participant will have the right to receive unvested restricted stock following termination of employment.

         In addition to restricted stock, the Compensation Committee may award performance shares to key employees. The value of a performance share will equal the fair market value of a share of Common Stock. The number of performance shares granted or the vesting of granted performance shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (the "performance period"), all as determined by the Compensation Committee and evidenced by an award agreement to be entered into with the participant. During the performance period, the Compensation Committee will determine whether any performance shares have been earned. Earned performance shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Compensation Committee. In addition, the Compensation Committee may cancel any earned performance shares and replace them with stock options determined by the Compensation Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. Except as otherwise provided in the award agreement, performance shares may not be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution.

         Section 162(m) of the Code. Compensation from the exercise of options and SARs that are granted under the Stock Incentive Plan and that have an exercise price at least equal to fair market value at the date of grant should be treated as "performance-based compensation" for purposes of Section 162(m) of the Code. In addition, the Stock Incentive Plan authorizes the Compensation Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "performance-based compensation," the Compensation Committee, or the members thereof who are "outside directors" within the meaning of Section 162(m), will establish prior to, or within the permitted period of time after the commencement of, the applicable performance period the applicable performance criteria. The Compensation Committee (or members thereof as described above) may select from among the following objective performance measures for such purposes: (i) incentive net income, (ii) earnings per share,
(iii) return on assets, (iv) return on equity, (v) revenues or (vi) total stockholder return, as such terms are defined in the Stock Incentive Plan. The performance criteria are to be stated in the form of an objective, nondiscretionary formula and the Compensation Committee (or members thereof as described above) will certify in writing the attainment of such performance criteria prior to any payout with respect to such awards.

         Withholding for Payment of Taxes. The Stock Incentive Plan provides for the withholding and payment of any payroll or withholding taxes required by applicable law. The Stock Incentive Plan permits a participant to satisfy such requirement, with the approval of the Compensation Committee and subject to the terms of the Stock Incentive Plan, by having the Company withhold from the participant a number of shares of Common Stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

         Changes in Capitalization; Change in Control. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number and class of shares of Common Stock with respect to which awards may be made under the Stock Incentive Plan, and the number, class and price of shares subject to outstanding awards under the Stock Incentive Plan are to be adjusted by the Compensation Committee as it determines to be appropriate and equitable in its discretion.

         The Stock Incentive Plan provides that in the event of a change in control of the Company, all options and SARs will become and remain fully exercisable as of the date of the change in control. Outstanding awards of restricted stock and performance shares will become immediately vested and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

         For purposes of the Stock Incentive Plan, a "change in control" is defined as (i) the acquisition by any person of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities; (ii) any change in control which is required to be reported pursuant to the rules of the Commission; (iii) when, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or (iv) a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or any subsidiary, through purchase of assets, by merger or otherwise.

         Amendment and Termination of the Stock Incentive Plan. The Board of Directors may alter, amend, discontinue, suspend or terminate the Stock Incentive Plan at any time in whole or in part. Notwithstanding the foregoing, stockholder approval will be required for any change to the material terms of the Stock Incentive Plan and no amendment or modification of the Stock Incentive Plan may materially and adversely affect any award previously granted without the consent of the participant.

Federal Income Tax Consequences

         The general principles of federal income tax law that apply to the Stock Incentive Plan are summarized in the following discussion. All provisions of federal income tax law are subject to change. Currently, the maximum tax rate applicable to capital gain income of individuals is less than the maximum tax rate applicable to ordinary income. The following material, therefore, discusses the characterization of income under the various Stock Incentive Plan features as ordinary income or capital gain or loss. State and local tax consequences are beyond the scope of this summary.

         Incentive Stock Options. ISOs granted under the Stock Incentive Plan will be subject to the applicable provisions of the Code, including Section 422 thereof. If no "disqualifying disposition" of shares of Common Stock issued to an optionee upon the exercise of an ISO is made within one year after the exercise date or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income will be recognized by the optionee at the date of exercise,
(iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the "bargain purchase element") and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which the Company will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

         Nonqualified Stock Options. With respect to NQSOs granted under the Stock Incentive Plan, (i) no income is recognized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (iii) on disposition, the net appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

         Stock Appreciation Rights. Upon the grant of an SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant will recognize ordinary income and the Company will receive a deduction at the time of exercise equal to the cash and fair market value of shares payable upon such exercise.

         Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the restriction period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be the fair market value of the shares at that time. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction, equal to the amount that is taxable as ordinary compensation income to the recipient, for the Company's taxable year in which the recipient recognizes such income.

         Performance Shares. A participant who is awarded performance shares will not recognize income and the Company will not be allowed a deduction at the time the award is made. When a participant receives payment for performance shares in cash or shares of Common Stock of the Company, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. However, if there is a substantial risk that any shares used to pay out earned performance shares will be forfeited (for example, because the Compensation Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In that case, the participant can elect to make a Section 83(b) election as previously described. The Company can take the corresponding deduction at the time the income is recognized by the participant.

Participation in and Benefits Under the Stock Incentive Plan

         As described above, the employees of the Company and its subsidiaries who are to receive awards under the Stock Incentive Plan and the types and sizes of such awards are to be determined by the Compensation Committee or the members thereof who are "outside directors" within the meaning of Section 162(m) of the Code. Accordingly, it is not possible to predict the benefits or amounts that will be received by or allocated to particular employees or groups of employees, or to determine the benefits or amounts that would have been received by or allocated to such persons for 1995 if the Stock Incentive Plan had been in effect.

Vote Required
         Approval of the Stock Incentive Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Recommendation

         The Board of Directors recommends a vote FOR approval of the Stock Incentive Plan.


                  PROPOSAL TO APPROVE THE CAVALIER HOMES, INC.
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

         Upon the recommendation of the Compensation Committee, which made such recommendation after consultation with the nationally-recognized compensation and employee benefits consulting firm engaged by the Company to review, and provide assistance regarding, the Company's executive incentive compensation program, and subject to stockholder approval, the Board of Directors has adopted the Cavalier Homes, Inc. Executive Incentive Compensation Plan (the "EIC Plan"), which is designed to provide annual and, if so determined by the Committee administering the EIC Plan, long-term incentive compensation to certain key employees of the Company and its subsidiaries in the event certain objective financial performance goals are achieved. A summary of the essential features of the EIC Plan is set forth below, but is qualified in its entirety by reference to the full text of the EIC Plan which was filed electronically with this Proxy Statement with the Commission. Such text is not included with the printed version of this Proxy Statement.

Background and Purpose

         Section 162(m) of the Code limits the deductibility to the Company of certain compensation paid to certain employees in excess of $1,000,000 per year. Compensation that qualifies as "performance-based compensation" and satisfies certain other conditions, including approval by the stockholders of the material terms under which the compensation is payable, is not subject to any limit on its deductibility. The Company desires to establish the EIC Plan in order to provide annual and long-term incentive compensation that qualifies as "performance-based compensation."

Description of the EIC Plan

         Administration. The EIC Plan is to be administered by a Committee of at least two "outside directors" within the meaning of Section 162(m) of the Code who are also to be "disinterested persons" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. The Committee will be comprised of eligible members of the Compensation Committee or will be otherwise designated by the Board of Directors.

         Eligibility. Only those "covered employees" of the Company or of a subsidiary designated by the Committee as eligible for short-term or long-term incentive compensation may participate in the EIC Plan. Initially, it is anticipated that the participants in the EIC Plan will include the executive officers of the Company, as named in the Summary Compensation Table on page 28 of this Proxy Statement. Participation in the future will be at the discretion of the Committee, but it is anticipated that each of the executive officers of the Company will participate each year.

         Short-Term Incentive Compensation. Short-term incentive compensation under the EIC Plan will be determined on the basis of short-term performance periods, which are defined as the first three, the first six, and the first nine-month periods during each fiscal year of the Company (a "Plan Year") as well as each Plan Year itself. Prior to the earlier of the 90th day of each short-term performance period or the date on which 25% of the short-term performance period has elapsed, the Committee will determine (i) which employees will be eligible for short-term incentive compensation under the EIC Plan for that performance period, (ii) a formula for determining a short-term incentive compensation pool based on the incentive net income for such short-term performance period and (iii) a formula for allocating such pool among such employees. In that regard, (A) the formula for determining the amount of a pool for a short-term performance period and (B) the formula for allocating such pool will be fixed formulas that do not permit Committee discretion; however, the Committee will have the discretion to reduce or eliminate short-term incentive compensation based on the Committee's evaluation of a covered employee's personal performance during a short-term performance period. The amount of short-term incentive compensation for each performance period is to be reduced by the aggregate amount of short-term incentive compensation paid to the covered employee for all prior performance periods ending within that performance period. For purposes of the EIC Plan, "incentive net income" means, with respect to any performance period, the net income of the Company for such period determined under generally accepted accounting principles, before deducting expenses for income taxes, incentive compensation paid under the EIC Plan and certain incentive compensation paid to key employees of the Company's subsidiaries.

         Long-Term Incentive Compensation. Long-term incentive compensation under the EIC Plan will be determined on the basis of a period (consisting of two or more consecutive Plan Years) determined by the Committee within the first 90 days of the first such Plan Year. For each long-term performance period the Committee will determine (i) which employees will be eligible for long-term incentive compensation under the EIC Plan for that performance period, (ii) a formula for determining a long-term incentive compensation pool with respect to the performance period based on the incentive net income, earnings per share, return on assets, return on equity, revenues or total stockholder return for the performance period (as such terms are defined in the EIC Plan), or any other measure of the Company's financial performance for such period as the Committee may designate, and (iii) a formula for allocating any pool among the eligible employees. Each formula for the performance period will be a fixed formula that does not permit any Committee discretion; however, the Committee will have the discretion to reduce or eliminate long-term incentive compensation based on the Committee's evaluation of a covered employee's personal performance during a long-term performance period.

         Payment of Incentive Compensation. Any short-term incentive compensation is to be paid in cash and any long-term incentive compensation is to be paid in cash or shares of restricted stock issued under the Stock Incentive Plan or both. The Committee is to determine the percentage, if any, but not exceeding 40% of the long-term incentive compensation which is to be paid in shares of restricted stock. The number of shares is to equal the number of shares of Common Stock that could be purchased with the applicable amount if such shares were purchased at a discount from their fair market value, the applicable discount rate being either 20% or 30% as selected by the employee. The period of restriction for the restricted stock will depend on the discount rate selected by the key employee: a two-year period of restriction will apply if the 20% discount rate is selected, and a three-year period of restriction will apply if a 30% discount rate is selected.

         In no event will any participant be paid more than (i) $2,000,000 of short-term incentive compensation for a Plan Year or (ii) more than $2,000,000 of long-term incentive compensation for each Plan Year during a long-term performance period. Any shares of restricted stock payable as described above for long-term incentive compensation will be awarded under the Stock Incentive Plan and will be subject to the limitation under the Stock Incentive Plan which provides that a participant cannot receive awards covering more than 100,000 shares in any calendar year.

         Amendment and Termination of the EIC Plan. The Board of Directors will have the power to amend, modify or terminate the EIC Plan at any time, provided that no such amendment, modification or termination shall reduce the amount payable to a covered employee as of the date of such amendment, modification or termination.

Federal Income Tax Consequences

         The amount of an award under the EIC Plan generally will be includible in income by the recipient. The Company has structured the EIC Plan with the intention that compensation payable thereunder would be qualified "performance-based compensation" under Section 162(m) and would be deductible by the Company. To qualify, the Company is seeking stockholder approval of the EIC Plan.

Participation in and Benefits Under the EIC Plan

         As described above, it is anticipated that the participants in the EIC Plan will include the executive officers of the Company named in the Summary Compensation Table on page 28 of this Proxy Statement. Participation in future years will be at the discretion of the Committee, but it is anticipated that each of the executive officers of the Company will participate each year.

         For competitive business reasons, the specific performance goals determined by the Committee for purposes of the EIC Plan will not be publicly disclosed. However, incentive compensation actually paid under the EIC Plan will be included each year in the disclosure regarding executive compensation as required by the rules of the Commission. Although it is not possible to predict the benefits or amounts that will be received by or allocated to particular executive officers under the EIC Plan, reference is made to the Summary Compensation Table on page 28 of this Proxy Statement and to the Report of the Compensation Committee on pages 25 through 27 of this Proxy Statement for a description of incentive compensation paid to the executive officers of the Company for 1995 and prior years.

         Although the Board of Directors intends the EIC Plan to be the principal source of short-term and long-term incentive compensation for the Company's executive officers, the approval of the EIC Plan will not affect the Company's right to pay incentive compensation to such officers or other key employees outside of the EIC Plan that does not qualify as "performance-based compensation" under Section 162(m) of the Code. The Company retains this right because the strictly objective, mechanical formulas of the EIC Plan required by
Section 162(m) ignore potentially important components of an individual's performance that are not reflected in the Company's incentive net income (such as a key employee's contributions towards the achievement of strategic objectives). In the event the EIC Plan is not approved by the stockholders, the Compensation Committee will determine how incentive compensation is to be paid to key employees. In such event, a portion of such compensation may not be deductible by the Company by reason of the limitations under Section 162(m).

Vote Required

         Approval of the EIC Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon.

Recommendation

         The Board of Directors recommends a vote FOR approval of the EIC Plan.

                      PROPOSAL TO APPROVE AMENDMENTS TO THE
                 CAVALIER HOMES, INC. 1993 AMENDED AND RESTATED
                     NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

Description and Purpose of the Proposed Amendments

         In February 1996, the Board of Directors adopted, subject to stockholder approval, certain amendments to the Nonemployee Directors Plan pursuant to which nonemployee directors of the Company are granted nonqualified stock options ("NQSOs"). The Nonemployee Directors Plan was adopted by the Board of Directors in July 1993 and was approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders. Prior to such amendments (the "February 1996 Amendments"), the number of shares of Common Stock reserved for issuance under the Nonemployee Directors Plan was 281,250, after giving effect to stock splits effected subsequent to the date of adoption. After the grants made under the Nonemployee Directors Plan on January 15, 1996, options to purchase a total of 233,910 shares had been granted, and 47,340 shares were available for future grants. Prior to the February 1996 Amendments, the Nonemployee Directors Plan was to expire 10 years from the date of its adoption by the Board of Directors. Given the current configuration of the Nonemployee Directors Plan and the current number of directors of the Company who are eligible to participate therein, and after giving effect to outstanding options, options for all shares of Common Stock reserved for issuance under the Nonemployee Directors Plan would have been granted by January 1998.

         The Board of Directors desires to continue to utilize the Nonemployee Directors Plan beyond such date and, accordingly, the February 1996 Amendments provide for an increase in the number of shares of Common Stock available for grants of options to 500,000, including the shares as to which options have already been granted as described above. At the same time, the Board of Directors also determined, and the February 1996 Amendments provide, that the size of initial and annual grants (other than the annual grants due to be made to the incumbent directors on January 15, 1997) are to be reduced to 20,000 shares and 5,000 shares, respectively, and the aggregate number of shares as to which options may be granted to any director under the Nonemployee Directors Plan is to be limited to 125,000. Because of such reduction and limitation, the Board of Directors believes that the original 10-year term of the Nonemployee Directors Plan is no longer necessary, and the February 1996 Amendments provide that such term be eliminated. Additionally, the February 1996 Amendments change the definitions of "fair market value" and "change in control" as described below.

         A summary of the essential features of the Nonemployee Directors Plan as amended by the February 1996 Amendments is set forth below but is qualified in its entirety by reference to the full text of the Nonemployee Directors Plan, as so amended, which was filed electronically with this Proxy Statement with the Commission.
Such text is not included in the printed version of this Proxy Statement.

Description of the Nonemployee Directors Plan, as Amended

         Purpose of the Nonemployee Directors Plan. The purpose of the Nonemployee Directors Plan is to attract and retain highly qualified nonemployee directors, which the Company believes can be difficult due to the exposure to liability for directors of public companies and the duties required of a nonemployee director. Any director of the Company who is not also an employee of the Company is eligible to participate in the Nonemployee Directors Plan. As of the date of this Proxy Statement, three persons were eligible to participate in the Nonemployee Directors Plan.

         Number of Shares. The number of shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted pursuant to the Nonemployee Directors Plan may not exceed 500,000 shares, constituting approximately 5.5% of the shares of Common Stock outstanding as of March 20, 1996. In the Company's discretion, such shares may be authorized but unissued shares or treasury shares. If options expire, terminate, or are canceled for any reason without being wholly exercised, new options may be granted covering the number of shares to which such option expiration, termination or cancellation relates.

         Administration. The Nonemployee Directors is administered by an Administrator who is appointed by the Board of Directors of the Company. The Administrator has been and will continue to be the Chairman of the Board of Directors of the Company, who at the present time is Barry B. Donnell. The Administrator is responsible for the general administration of the Nonemployee Directors Plan and also has the authority to interpret it, to determine the details and provisions of each Stock Option Agreement executed pursuant thereto, and to make all other determinations necessary or advisable in the administration thereof.

         Option Price. The per share exercise price of the shares of Common Stock subject to options granted under the Nonemployee Directors Plan is the closing sales price per share of the Common Stock as reported by either (i) any national securities exchange on which the Common Stock is actively traded or
(ii) The Nasdaq Stock Market on the day on which such fair market value is determined or, if Common Stock is not traded on such exchange or system on such date, then on the immediately preceding date on which Common Stock was traded on such exchange or system. On March 20, 1996, the closing price of the Common Stock of the Company on the New York Stock Exchange was $14.75.

         Option Period and Exercise. Each option granted pursuant to the Nonemployee Directors Plan must be exercised between six months after the date of grant and 10 years from the date of grant, unless it becomes exercisable earlier upon a change in control of the Company, as described below. No option is exercisable unless at all times during the period from the date the option is granted and ending on the day which is 12 months before the date of exercise the optionee was a director of the Company, or any successor thereof.

         Option Grants and Agreement. The Nonemployee Directors Plan provides that each person who is not an employee of the Company and who is first elected to serve as a director of the Company after February 27, 1996 and while the Nonemployee Directors Plan remains in effect, is to be granted an option to purchase 20,000 shares of Common Stock as of the date such person is first elected as a director. Subject to the aggregate limitation described below, (i) on January 15, 1997, each director who is not then an employee of the Company but who was serving as a director on February 27, 1996, is to be granted an option to purchase 11,718 shares (subject to adjustment) and any other person who is not then an employee and who is first elected to serve as a director after February 27, 1996 is to be granted an option to purchase 5,000 shares. On January 15, 1998 and on each January 15 thereafter, each director who is not also an employee of the Company as of such date and who has served as a director of the Company during the calendar year immediately preceding such date will receive, effective as of such date, an option to purchase 5,000 shares of Common Stock. In the event that the remaining shares available for grants are less than the aggregate number necessary to make such grants to eligible directors, then each eligible director will receive a pro rata grant of the remaining shares that are available for grant. The number of shares subject to the initial and annual grants described above will not be adjusted prior to such grants for changes in the capitalization of the Company, except for the options to purchase 11,718 shares to be granted to each incumbent nonemployee director on January 15, 1997.

         Notwithstanding any other provision of the Nonemployee Directors Plan, no director may be awarded options to purchase more than 125,000 shares in the aggregate under the Nonemployee Directors Plan. The number of shares subject to such aggregate limitation on grants will not be adjusted for changes in the capitalization of the Company.

         Each option granted pursuant to the Nonemployee Directors Plan is required to be evidenced by a Stock Option Agreement, which agreement must set forth such terms and conditions as may be determined by the Administrator.

         Changes in Capitalization; Change in Control. In the event that the outstanding shares of Common Stock of the Company are increased, decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of reorganization, recapitalization, reclassification, combination of shares, stock split, or stock dividend occurring after the date of the approval by the stockholders of the February 1996 Amendments, (a) the aggregate number and class of shares which may be issued and sold will be adjusted appropriately and (b) rights under outstanding options which have been granted and are outstanding, both as to the number and class of shares and the option price, will be adjusted appropriately.

         In the event of a change in control, each outstanding option will terminate, but each optionee will have the right, immediately prior to such change in control, to exercise outstanding options in full, regardless of whether the option by its terms is at such time immediately exercisable in full. For purposes of the Nonemployee Directors Plan, a "change in control" is defined as (i) the acquisition by any person of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities; (ii) any change in control which is required to be reported pursuant to the rules of the Commission; (iii) when, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or (iv) a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or any subsidiary, through purchase of assets, by merger or otherwise.

         Effect of Disability, Death or Other Termination of Directorship. In the event that the directorship of an optionee to whom an option was granted is terminated for any reason other than for cause, including without limitation, the failure of such director to be re-elected as a director of the Company by the stockholders of the Company, such option may be exercised at any time prior to the expiration date of the option or within 12 months after the date of such termination, whichever is earlier, but only to the extent such optionee had the right to exercise such option at the date of such termination. If the directorship of an optionee to whom an option was granted is terminated for cause, such option terminates immediately upon such termination. The term "for cause" is defined as a good faith express determination by the Board of Directors of the Company that the optionee has been guilty of willful misconduct or dishonesty, or a good faith express determination by the Board of Directors of the Company that the optionee has been derelict in, has breached or has grossly neglected the optionee's duty to the Company.

         Termination, Amendment, and Modification. The Board of Directors may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Nonemployee Directors Plan; provided, however, that no such action of the Board of Directors without approval of the stockholders of the Company may (i) materially increase the total number of shares of Common Stock subject to the Nonemployee Directors Plan, except as contemplated by certain antidilution provisions contained therein; (ii) materially increase the benefits accruing to participants thereunder; or (iii) materially modify the requirements as to eligibility for participation; and provided, further, that no termination, amendment, or modification of the Nonemployee Directors Plan in any manner affects any Stock Option Agreement previously entered into without the consent of the optionee or transferee of the optionee. Except as may be necessary to comport with changes in the Code or the rules thereunder, the Nonemployee Directors Plan may not be amended more than once every six months.

Federal Income Tax Consequences

         The options granted and to be granted under the Nonemployee Directors Plan are NQSOs for federal income tax purposes. With respect to such NQSOs (i) no income is recognized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (iii) on disposition, the net appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

Participation in and Benefits Under the Nonemployee Directors Plan

         As described above, the number of shares as to which options are to be granted initially and the number of shares as to which options are to granted annually to nonemployee directors of the Company are fixed amounts and the aggregate number of such shares as to which any one director is entitled to be granted options is limited to 125,000.

         Although the number of shares of Common Stock subject to options to be granted to nonemployee directors pursuant to initial and annual grants is set forth in the Nonemployee Directors Plan, since (i) the exercise price of options to be granted in the future under the Nonemployee Directors Plan is not known and (ii) the actual value, if any, which an optionee may realize upon exercise of an option will depend upon the excess of value of the Common Stock over the exercise price on the date of exercise, the benefits which may be received by participants in the Nonemployee Directors Plan in the future are not determinable. Each of Messrs. Broughton, Jordan and Lowe has been granted options to purchase 77,970 shares of Common Stock (as adjusted to reflect all stock splits) under the Nonemployee Directors Plan since its adoption by the Board of Directors in 1993, at exercise prices ranging from $5.18 to $12.51 per share.

Vote Required

         Approval of the February 1996 Amendments will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Recommendation

         The Board of Directors recommends a vote FOR approval of the amendments to the Nonemployee Directors Plan.


                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Executive Officers

         The following table sets forth certain information concerning the executive officers of the Company, who are elected annually by the Board of
Directors:

Name                               Age   Position with the Company

Jerry F. Wilson                     56   President and Chief Executive Officer

Barry B. Donnell                    56   Chairman of the Board

David A. Roberson                   39   Chief Financial Officer and Secretary
                                         -Treasurer

     Messrs. Wilson's and Donnell's business experience is set forth above (see "Election of Directors"). Mr. Roberson, who is the nephew of Mr. Wilson, has been the Secretary-Treasurer of the Company, and has functioned as its principal financial and accounting officer, since 1984.

Stock Ownership

         Except as set forth in the table below there was no person known by the Company to be the beneficial owner as of March 20, 1996 of more than 5% of the outstanding shares of Common Stock. Set forth below is information as of March 20, 1996, with respect to the beneficial ownership of Common Stock by (a) each of the directors of the Company (which directors also constitute the nominees for election as directors at the Annual Meeting), (b) the Company's Chief Executive Officer and the two other executive officers of the Company during the fiscal year ended December 31, 1995 and (c) all directors and executive officers of the Company as a group.

                                Number of Shares
         Name                   of Common Stock            Percent of Class(1)

Thomas A. Broughton, III          116,146  (2)                       1.2%
Barry B. Donnell                  600,000  (3)                       6.1%
Lee Roy Jordan                     66,252  (4)                         *
John W Lowe                       188,122  (5)                       1.9%
Jerry F. Wilson                   170,000                            1.7%
David A. Roberson                 132,274  (6)                       1.3%
All Directors and Executive
  Officers as a Group           1,272,794  (7)                      12.8%
  (six persons)


* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

     (1) Beneficial ownership in the foregoing table is based upon information furnished by the persons listed. For the purposes of the foregoing table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act, on the basis of 9,158,204 shares of Common Stock outstanding on March 20, 1996 plus 755,971 shares of Common Stock issuable pursuant to the exercise of outstanding options exercisable on March 20, 1996 or within 60 days thereafter. Except as otherwise indicated in these notes to the foregoing table, beneficial ownership includes sole voting and investment power. All information with respect to the beneficial ownership of shares has been adjusted to reflect the three-for-two stock split effected on February 15, 1996.

     (2) Includes 13,182 shares beneficially owned in an Individual Retirement Account and 66,252 shares issuable pursuant to stock options exercisable on March 20, 1996 or within 60 days thereafter.

     (3) Includes 117,187 shares issuable pursuant to stock options exercisable on March 20, 1996 or within 60 days thereafter and 18,750 shares held by the Donnell Foundation, of which Mr. Donnell is co-trustee. Mr. Donnell's address is
P. O. Box 5003, Wichita Falls, Texas 76307.

     (4) Constitutes shares issuable pursuant to stock options exercisable on March 20, 1996 or within 60 days thereafter.

     (5) Includes 66,252 shares issuable pursuant to stock options exercisable on March 20, 1996 or within 60 days thereafter and 12,655 shares owned by adult children of Mr. Lowe, with respect to which Mr. Lowe disclaims beneficial ownership.

     (6) Includes 3,120 shares owned by the minor children of Mr. Roberson, 3,375 shares beneficially owned in an Individual Retirement Account and 93,750 shares issuable pursuant to stock options exercisable on March 20, 1996 or within 60 days thereafter.

     (7) See notes 1-6 above.


                             EXECUTIVE COMPENSATION

         The following tables, graphs and other information provide details concerning executive compensation.

Performance Graph

         The following indexed graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the Standard and Poor's 500 Stock Index and (ii) a group of public companies, each of which is engaged in the business of designing, producing and selling manufactured homes. The industry group companies included in the index are: Cavco Industries, Inc.; Champion
Enterprises, Inc.; Clayton Homes, Inc.; Fleetwood Enterprises, Inc.; Kit Manufacturing Company; Liberty Homes, Inc.; Nobility Homes, Inc.; Oakwood Homes Corporation; Schult Homes Corporation; and Skyline Corporation.


                     Comparison of Cumulative Total Return
        Assumes Initial Investment of $100 and Reinvestment of Dividends

  1900 |
       |
D 1800 |                                                           +
O      |                                                           +
L 1600 |                                                           +
L      |                                                           +
A 1500 |                                                           +
R      |                                                           +
S 1400 |                                                           +
       |                                                           +
  1200 |                                                           +
       |                                     +                     +
  1000 |                                     +                     +
       |                                     +                     +
   800 |                          +          +                     +
       |                          +          +          +          +
   600 |                          +          +          +          +
       |                          +          +          +          +
   400 |                          +          +          +          +@
       |                          +          +@         +@         +@
   200 |                          +          +@         +@         +@=
       |               +@=        +@=        +@=        +@=        +@=
     0 |    +@=        +@=        +@=        +@=        +@=        +@=
       +-----+----------+----------+----------+----------+----------+---------
           1990       1991       1992       1993       1994       1995
                                      YEAR

                    + Cavalier Homes   = S & P 500    @ Peer Group

                    1991      1992      1993      1994       1994       1995

 Cavalier Homes   100.00    140.39    779.34   1,049.00    752.42   1,811.85
 S & P 500        100.00    130.47    140.41     154.56    156.60     214.86
 Peer Group       100.00    145.22    244.58     275.78    242.49     380.76




Report of the Compensation Committee on Executive Compensation

         General. The Compensation Committee of the Board of Directors consists of three directors, Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe. The Compensation Committee is responsible for establishing the salaries and bonuses of the Company's executive officers. The Compensation Committee also administers the terms, conditions and policies of, and the benefits granted under, the Company's stock incentive plans for executive officers and other key employees.

         Compensation Policies. The Compensation Committee believes that the most effective executive compensation program is one which provides incentives to achieve both increased current profitability and longer term stockholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of a reasonable annual base salary and a bonus program that rewards the executive officers in a manner directly related to the profitability of the Company. The Compensation Committee further believes that annual base salary and bonus arrangements should be supplemented with equity-based programs, pursuant to which the Company affords the ownership and retention of the Company's Common Stock by its executive officers and other key employees. The Compensation Committee endorses the proposition that equity ownership by management is beneficial because it aligns management's and stockholders' interest in the enhancement of stockholder value. In general, considering the cyclical nature of the manufactured housing industry and the Company's business, the philosophy of the Compensation Committee has been to design a compensation system comprised of a cash component that is conservative when the Company's operations are marginal and rewarding when its operations are good, and an equity component that provides the executive officers with a strong incentive to manage the Company's operations with a view towards maintaining and increasing stockholder value. The Compensation Committee feels that the combination of these programs helps to assure that the Company's executive officers and other key employees have a meaningful stake in the Company, its value, and its long-term and short-term performance.

         The Compensation Committee determines base salary, bonus and other components of executive compensation upon the basis of corporate performance, judged by revenues, earnings, stock trading prices, and strategies, and on the basis of the Compensation Committee's subjective perception of a particular executive's performance and worth to the Company, the Company's past compensation practices and a comparison of the Company's executive compensation with the compensation paid by other companies in the same industry (which generally are the companies included in the industry group included in the index for the performance graph set forth above) and, to a lesser extent, a random selection of other companies. In making executive compensation decisions, the Compensation Committee takes the views of Mr. Wilson and Mr. Donnell into account and considers information provided by them. In the past the Compensation Committee has not established particular target levels to be used in judging corporate performance and has not assigned relative weights or values to any of the factors considered in judging corporate performance. However, as reported elsewhere in this Proxy Statement, the Compensation Committee has recommended the adoption of, and the Board of Directors has adopted, subject to stockholder approval, the Cavalier Homes, Inc. Executive Incentive Compensation Plan (the "EIC Plan"), pursuant to which short-term and long-term incentive compensation can be paid to executive officers of the Company based on the performance of the Company measured by certain objective corporate financial performance criteria. If the EIC Plan is approved by the stockholders, it is intended that bonuses for the Company's executive officers for short-term and long-term performance periods will be paid pursuant to the EIC Plan rather than under the program utilized in 1995 and prior years.

         Generally, base salaries for executive officers have been fixed at levels comparable to or below the base salaries for persons in similar positions in other companies in the manufactured housing industry. In the past bonuses have been tied to corporate performance and have been set as a percentage of the Company's net income before certain deductions. Under the EIC Plan, bonuses will be payable over specified performance periods and determined on the basis of target levels set by the Committee of outside directors responsible for administration of the EIC Plan and the performance of the Company measured by certain objective financial performance criteria. In the past, stock options have been the component of executive compensation designed to motivate executives to improve the long-term performance of the Company and the Common Stock in the market, to encourage the Company's executives to achieve superior results over the longer term and to align executive officers' and stockholders' interests. The Compensation Committee's decisions respecting stock option grants generally have been made using the same criteria discussed above and have taken into consideration the number of unexercised options held by the executive officers, exercise prices and market prices of the Company's Common Stock. As reported elsewhere herein, the Compensation Committee has recommended the adoption of, and the Board of Directors has adopted, subject to stockholder approval, the Cavalier Homes, Inc. 1996 Key Employee Stock Incentive Plan (the "Stock Incentive Plan"), pursuant to which the Compensation Committee can grant both incentive and nonqualified stock options as well as make awards of stock appreciation rights, restricted stock and performance shares to executive officers and other key employees. These awards also would be intended to motivate executives to improve the long-term performance of the Company and the Common Stock in the market, to encourage the Company's executives to achieve superior results over the long term and to align the interests of the executive officers with the interests of the stockholders.

         Chief Executive Officer Compensation. Mr. Wilson's compensation for 1995 was established according to the policies, bases and relationships to corporate performance that are discussed above as being applicable to the Company's executive officers generally. Mr. Wilson's base salary of $96,000 per annum was fixed in 1992, and he received the same base salary in 1995. After taking into account the above factors, the Compensation Committee decided there was no reason to change this amount for 1995. In 1992, the Compensation Committee determined that Mr. Wilson should receive an annual incentive bonus equal to a fixed percentage of the Company's net income before deducting expenses for income taxes, incentive compensation payable to executive officers of the Company and certain incentive compensation paid to key employees of the Company's subsidiaries under their key employee compensation agreements. In making such determination, the Compensation Committee reviewed the Company's then anticipated possible ranges of consolidated net income before income taxes and bonus compensation and subjectively determined what fixed percentage of those figures would result in reasonable compensation for and an adequate incentive to attain corporate performance in those ranges. This same methodology was used in 1993 and 1994 to determine Mr. Wilson's bonus for those years. After reviewing the Company's anticipated operations for 1995, and the criteria described above, the Compensation Committee concluded that the same bonus arrangement should be utilized in 1995. In doing so, the Compensation Committee also took into account the key role played by Mr. Wilson in the Company's operations, that Mr. Wilson's cash compensation had been conservative when the Company's operations had been only marginally profitable, and that under Mr. Wilson's leadership the Company has experienced a significant and substantial growth in its revenues, earnings and market capitalization. The Compensation Committee did not make any grants of stock options to Mr. Wilson during 1995.

         Deductibility of Executive Compensation. In 1993, Section 162(m) of the Code was enacted to limit to $1,000,000 per year the corporate deduction for compensation paid to each of a corporation's chief executive officer and the four other most highly compensated executive officers, unless certain requirements are met. To the extent the compensation is "performance-based" as defined in Section 162(m), it is excluded from the calculation of the amount of compensation subject to the above limitation.
         During 1995 the  Compensation  Committee  reviewed  the  provisions  of
Section 162(m) of the Code and concluded that the Company should try to structure its executive compensation plans to ensure deductibility while preserving the Company's ability to attract and retain qualified executives. After the Compensation Committee's consultation with management, the Company engaged a nationally-recognized compensation and employee benefits consulting firm to review the Company's executive compensation program and assist the Company in structuring its executive compensation program to comply with Section 162(m) of the Code. As described elsewhere herein, the Company is submitting the EIC Plan and the Stock Incentive Plan to a vote of stockholders at the Annual Meeting with the intention that compensation payable under the EIC Plan and compensation expense associated with awards under the Stock Incentive Plan can be qualified "performance-based compensation" under Section 162(m) and not be subject to the $1,000,000 limitation on deductibility.


Members of the Compensation Committee:

         Thomas A. Broughton, III
         Lee Roy Jordan
         John W Lowe


Summary Compensation Table

         The following summary compensation table sets forth information concerning compensation for services in all capacities, including cash and non-cash compensation, awarded to, earned by or paid to the Company's Chief Executive Officer and the two other executive officers of the Company in each of the last three fiscal years.


--------------------------------------------------------------------------------------------------------
                                                                         Long-Term       All
                                                                         Compen-         Other
                                                                         sation          Compen-
                                                                         Awards          sation($)(4)
--------------------------------------------------------------------------------------------------------
                                                          Other Annual   Securities
      Name and                                            Compensation   Underlying
 Principal Position        Year   Salary($)  Bonus($)(1)     ($)(2)      Options(#)(3)
--------------------------------------------------------------------------------------------------------
Jerry F. Wilson            1995     96,000     1,121,273       -            None            7,744
President and Chief        1994     96,000       664,265       -            None            8,413
Executive Officer          1993     96,000       418,450       -         117,187            8,946
--------------------------------------------------------------------------------------------------------
Barry B. Donnell           1995     84,000       672,806       -            None            8,571
Chairman of the Board      1994     84,000       398,559       -            None            8,042
                           1993     84,000       246,275       -         117,187            9,138
--------------------------------------------------------------------------------------------------------
David A. Roberson          1995     67,500       336,404       -            None            1,688
Chief Financial Officer;   1994     60,000       233,676       -            None            1,706
Secretary-Treasurer        1993     60,000       129,110       -          93,750            2,457
--------------------------------------------------------------------------------------------------------

         (1) Certain amounts that were included as Bonus for 1993 in the Proxy Statement for the 1994 Annual Meeting have been reclassified as Other Annual Compensation to conform to the classification for 1994 and 1995.

         (2) For the years ended December 31, 1995, 1994 and 1993 none of the named executive officers received perquisites or other personal benefits in excess of the amounts required to be disclosed under the revised rules on executive compensation disclosure adopted by the Commission; accordingly, the amounts of such benefits are omitted. Certain amounts that were included as Other Annual Compensation for 1993 in the Proxy Statement for the 1994 Annual Meeting have been reclassified as All Other Compensation to conform to the classification for 1994 and 1995.

         (3) Options granted to executive officers during 1993 were granted pursuant to the Cavalier Homes, Inc. 1993 Amended and Restated Nonqualified Stock Option Plan and have been adjusted for subsequent stock splits effected prior to March 20, 1996.

         (4) Includes the following for 1995: (i) matching contributions made by the Company to its 401(k) plan during 1995 on behalf of each executive officer in the amount of $1,688; (ii) directors' fees paid by the Company in 1995 to each of Mr. Wilson and Mr. Donnell in the amount of $5,500 and $6,750, respectively; and (iii) payment by the Company of life insurance premiums in the amount of $556 and $133, respectively, in connection with certain split-dollar agreements between the Company and certain associates of each of Mr. Wilson and Mr. Donnell. The amount reflected in the column includes the portion of the premium that is attributable to term insurance coverage for each such executive officer. The agreements provide that the Company is to pay all premiums due on the insurance policies on the life of each such officer, and that upon the earlier of the death of the insured or the cancellation of the policy, the owner of the policy is to reimburse the Company for such premiums, less an amount equal to the cost of current life insurance protection as measured by tables supplied by the Internal Revenue Service. Certain amounts that were included as Other Annual Compensation for 1993 in the Proxy Statement for the 1994 Annual Meeting have been reclassified as All Other Compensation to conform to the classification for 1994 and 1995. Information Concerning Stock Options

         The Company did not grant any stock options to any of its executive officers during 1995. The following table sets forth the number and dollar value of stock options held by executive officers of the Company that remained unexercised at year end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------
                                                           Number of Securities
                                                          Underlying Unexercised    Value of Unexercised
                                                             Options at Fiscal      In-the-Money Options
                                                               Year-End (All         at Fiscal Year-End
                    Shares Acquired                        Exercisable) (#) (1)    (All Exercisable) ($)
                    on Exercise (#)     Value Realized
           Name                             ($)
--------------------------------------------------------------------------------------------------------
Jerry F. Wilson            0                   0                  117,187(2)               1,014,844
--------------------------------------------------------------------------------------------------------
Barry B. Donnell           0                   0                  117,187                  1,014,844
--------------------------------------------------------------------------------------------------------
David A. Roberson          0                   0                   93,750                    811,875
--------------------------------------------------------------------------------------------------------

         (1) Options granted to executive officers were granted in 1993 pursuant to the Cavalier Homes, Inc. 1993 Amended and Restated Nonqualified Stock Option Plan and have been adjusted for subsequent stock splits effected prior to March 20, 1996.

         (2) In February  1996   Mr. Wilson  exercised all such options and sold
the shares of Common Stock  acquired upon such exercise.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         During 1995, the following directors of the Company served, and continue to serve, as members of the Compensation Committee: Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe.

         Mr. Lowe is a partner in the law firm of Lowe, Mobley and Lowe (previously known as James, Lowe and Mobley), which rendered legal services to the Company and its subsidiaries during 1995 and which the Company expects to continue to render legal services during 1996, and has an ownership interest in certain entities that lease certain facilities to the Company, as described below. During 1995, the Company and its subsidiaries paid Lowe, Mobley and Lowe legal fees in the aggregate amount of $99,651.

         Cavalier Homes of Alabama, Inc., a subsidiary of the Company ("Cavalier
- Alabama"), leases a manufacturing facility, office premises and certain equipment from a partnership, the partners of which include Jerry F. Wilson and John W Lowe, each of whom owns a one-third interest in such partnership and together beneficially own 3.6% of the outstanding Common Stock of the Company. The original lease was entered into in September 1984. The current lease term, which expires on September 5, 1996, provides for rental payments to be made by Cavalier - Alabama in the amount of $25,000 per month. During 1995 Cavalier - Alabama made rental payments to such partnership in the aggregate amount of $300,000. Cavalier - Alabama has renegotiated the lease for a two-year term commencing on September 6, 1996 and renewable for an additional three years at the option of Cavalier - Alabama. Rental payments during the initial term are to be $15,000 per month and $18,000 per month thereafter. Cavalier - Alabama has the option to purchase the leased property at any time during the term of the present lease for $1,750,000, and will have the option to purchase the property during the term of the renegotiated lease for $2,100,000. The renegotiated lease is to include additional land adjacent to the property currently under lease. The Company expects to make rental payments during 1996 in the aggregate amount of $260,000. The Company believes that the payments made and to be made under the present lease terms and payments to be made under the renegotiated lease terms are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         Cavalier - Alabama leases another manufacturing facility from a partnership, the partners of which include Jonathan B. Lowe, who owns a 5% partnership interest, and Michael P. Lowe, who owns a 5% partnership interest, each of whom is a son of John W Lowe; David A. Roberson, who owns a 10% partnership interest; and Jerry F. Wilson, Jr., who owns a 10% partnership interest and Jonathan D. Wilson, who owns a 10% partnership interest, each of whom is a son of Jerry F. Wilson. The foregoing partners of such partnership beneficially own, in the aggregate, approximately 2.0% of the outstanding Common Stock of the Company, not including the shares of Common Stock beneficially owned by John W Lowe and Jerry F. Wilson. The lease, which was entered into in May 1993, expires in May 1997 and may be renewed for an additional four years at the option of Cavalier - Alabama, provides for rental payments to be made by Cavalier - Alabama in the amount of $240,000 per year. Rent during the optional extension period is to be $264,000 per year. During 1995 Cavalier - Alabama made rental payments to such partnership in the aggregate amount of $240,000 and expects to make rental payments in 1996 in the aggregate amount of $240,000. Cavalier - Alabama has the option to purchase the leased property at any time during the term of the lease for $1,500,000. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         Quality Housing Supply, Inc., a subsidiary of the Company ("Quality"), leases a manufacturing facility from a corporation, the shareholders of which include John W Lowe, who owns a 25% interest in such corporation, and Jerry F. Wilson Jr. and Jonathan D. Wilson, each of whom owns a 12.5% interest in such corporation. The foregoing shareholders of such corporation beneficially own, in the aggregate, approximately 2.5% of the outstanding Common Stock of the Company, not including the shares of Common Stock beneficially owned by Jerry F. Wilson. The lease, which was entered into in May 1994, is for an initial term of five years with an option to renew by Quality for an additional five years. Monthly rental payments during the initial term are $6,000, and monthly rental payments during the optional extension period are equal to the initial rent increased by a factor based on increases in the Consumer Price Index ("CPI"). During 1995 Quality made rental payments to such corporation in the aggregate amount of $72,000 and expects to make rental payments in 1996 in the aggregate amount of $72,000. Quality also has the option at any time to purchase the land and improvements subject to the lease for $850,000, subject to a CPI adjustment if the purchase is during the renewal term. Quality also has a right of first refusal to purchase the property in the event the lessor has a bona fide offer to sell the property to a third party purchaser. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         During 1995 the Company was a party to a $13 million revolving, warehouse and term loan agreement (the "Credit Facility") with First Commercial Bank, of which Mr. Broughton is the President. The Credit Facility contained a revolving line of credit which provided for borrowings (including letters of credit) of up to 80% and 50% of the Company's eligible (as defined) accounts receivable and inventories, respectively, up to a maximum of $5 million. Interest was payable under the revolving line of credit at the bank's prime rate. The warehouse and term loan agreements contained in the Credit Facility provided for borrowings of up to 80% of the Company's eligible (as defined) installment sales contracts, up to a maximum of $8 million. Interest on term notes was fixed for a period of five years from issuance at a rate based on the weekly average yield on five year treasury securities averaged over the preceding 13 weeks, plus 2.4%, with a floating rate for the remaining two years (subject to certain limits) equal to the bank's prime rate plus .75%. The warehouse component of the Credit Facility provided for borrowings of up to $2 million with interest payable at the bank's prime rate plus 1%. However, in no event could the aggregate borrowings under the warehouse and term loan agreement exceed $8 million. Amounts outstanding under the Credit Facility are secured by accounts receivable and inventory, loans purchased and originated by Cavalier Acceptance Corporation, a Company subsidiary, and the capital stock of certain Company subsidiaries. During 1995 the maximum principal balance outstanding under the term loan component of the Credit Facility was $5,538,356, and the Company made interest payments to First Commercial Bank in the aggregate amount of $501,325. The Company had no borrowings under the revolving credit line component of the Credit Facility.

         In March 1996 the Credit Facility was amended to (i) increase the maximum available borrowings under the warehouse and term loan portion of the Credit Facility to $18 million from the previous limit of $8 million and thereby increase the total amount of available borrowings under the Credit Facility (including the revolving line of credit) to $23 million from $13 million; (ii) reduce the interest rate on prospective borrowings under the term loan portion of the Credit Facility by 0.4%; and (ii) extend the term of the Credit Facility to April 1998. All other major terms and conditions of the Credit Facility remain unchanged. The Company expects to continue to utilize the Credit Facility during the current year.

                              CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

         Buccaneer Homes of Alabama, Inc., a subsidiary of the Company ("Buccaneer"), leases a manufacturing facility from a corporation, the shareholders of which include Jerry F. Wilson, Jr. and Jonathan D. Wilson, each of whom owns a 12.5% interest in such corporation. The foregoing shareholders of such corporation beneficially own, in the aggregate, approximately .6% of the outstanding Common Stock of the Company, not including the shares of Common Stock beneficially owned by Jerry F. Wilson. The lease, which was entered into in May 1994, is for an initial term of five years with an option to renew by Buccaneer for an additional five years. Monthly rental payments during the initial term are $9,250, and monthly rental payments during the optional extension period are equal to the initial rent increased by a factor based on increases in the CPI. During 1995 Buccaneer made rental payments to such corporation in the aggregate amount of $111,000 and expects to make rental payments in 1996 in the aggregate amount of $111,000. Buccaneer also has the option at any time to purchase the land and improvements subject to the lease for $875,000, subject to a CPI adjustment if the purchase is during the renewal term. Buccaneer also has a right of first refusal to purchase the property in the event the lessor has a bona fide offer to sell the property to a third party purchaser. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         During January 1996, Star Industries, Inc., a subsidiary of the Company ("Star"), purchased a manufacturing facility from a corporation, the shareholders of which include David A. Roberson, who owns a 10% interest in such corporation, and Jerry F. Wilson, Jr. and Jonathan D. Wilson, each of whom owns a 12.5% interest in such corporation. The foregoing shareholders of such corporation beneficially own, in the aggregate, approximately 1.9% of the outstanding Common Stock of the Company, not including the shares of Common Stock beneficially owned by Jerry F. Wilson. The facility was purchased in connection with the Company's acquisition of Riverchase Homes, Inc. (formerly Wheel House Structures, Inc.) in January 1996 and is utilized by such Company subsidiary. The facility was purchased for $1,650,000 which consisted of cash in the amount of $550,000 and the assumption of such corporation's obligations under an industrial development bond issue of $1,100,000 which bears interest at a variable rate of 75% of the prime lending rate of the bank which purchased such industrial development bonds. The Company believes that the purchase terms were reasonable compared to amounts that would have been paid to an unaffiliated entity for similar space.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based on a review of copies of such reports furnished to the Company, the Company believes that during 1995 all applicable filing requirements were complied with in a timely manner.


                                  OTHER MATTERS

         The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals submitted for consideration at the 1997 Annual Meeting of Stockholders must be received by the Company no later than November 26, 1996, to be included in the 1997 proxy material.


                              CAVALIER HOMES, INC.




                                David A. Roberson
                               Secretary-Treasurer


March 25, 1996

                           CAVALIER HOMES, INC. PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints Jerry F. Wilson and David A. Roberson, or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of Cavalier Homes, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Cavalier Homes, Inc., to be held on Wednesday, May 15, 1996, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, and at any adjournment or postponement thereof, in the following manner:

1.       ELECTION OF DIRECTORS.

[  ]   FOR all nominees listed            [  ]     AUTHORITY WITHHELD to
       below (except as otherwise         vote for all nominees listed below
       instructed below)

Thomas A. Broughton, III. Barry B. Donnell, Lee Roy Jordan, John W Lowe and Jerry F. Wilson

To withhold authority to vote for any nominee, write that nominee's name in the space provided below.

            --------------------------------------------------------

2. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

[  ] FOR                   [  ] AGAINST                       [  ] ABSTAIN

3.     PROPOSAL  TO  APPROVE  THE  CAVALIER HOMES, INC. EMPLOYEE STOCK PURCHASE
       PLAN.

[  ] FOR                   [  ] AGAINST                       [  ] ABSTAIN

4. PROPOSAL TO APPROVE THE CAVALIER HOMES, INC. 1996 KEY EMPLOYEE STOCK INCENTIVE PLAN.

[  ] FOR                   [  ] AGAINST                       [  ] ABSTAIN

                   (Continued and to be signed on other side)

                           (Continued from other side)

5.     PROPOSAL  TO  APPROVE  THE  CAVALIER   HOMES,  INC.  EXECUTIVE  INCENTIVE
       COMPENSATION PLAN.

[  ] FOR                   [  ] AGAINST                       [  ] ABSTAIN

6. PROPOSAL TO APPROVE AMENDMENTS TO THE CAVALIER HOMES, INC. 1993 AMENDED AND RESTATED NONEMPLOYEE DIRECTORS STOCK OPTION PLAN.

[  ] FOR                   [  ] AGAINST                       [  ] ABSTAIN

7. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         The Board of Directors recommends a vote FOR Items 1 through 6. If this proxy is properly signed and returned, the shares represented will be voted FOR Items 1 through 6 unless you otherwise specify herein.


                                          Dated:__________________________1996



                                          ------------------------------------
                                          Signature



                                          ------------------------------------
                                          Signature

     Please sign this proxy exactly as your name appears hereon. When signing as executor, administrator, trustee, corporate officer, etc., please give full title. In case of joint owners, each joint owner should sign.


          Please Date, Sign and Return TODAY in the Enclosed Envelope.
               No Postage Required if Mailed in the United States.